Contacts:	Media:
Corporate:	GendeLLindheim BioCom Partners
Steven D. Rubin	Barbara Lindheim
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THE FROST GROUP INVESTS $20 MILLION IN OPKO HEALTH

MIAMI, FL - December 5, 2007- OPKO Health, Inc. (AMEX: OPK) today announced that the members of The Frost Group, a private investment group controlled by Dr. Phillip Frost, Chairman and CEO of OPKO Health, have made a $20 million investment in OPKO. Under the terms of the investment, OPKO will issue 10,869,565 shares of the Company’s common stock, at $1.84 per share, representing an approximately 40% discount to the five-day average trading price of the stock on the American Stock Exchange. The shares issued in the investment will be restricted securities, subject to a two year lock-up, and no registration rights have been granted. The Frost Group also includes Dr. Jane Hsiao, Vice Chairman and Chief Technical Officer of OPKO, Dr. Rao Uppaluri, Chief Financial Officer of OPKO, and Steven D. Rubin, Executive Vice President-Administration of OPKO.

"We are pleased to make this investment during this important phase of OPKO’s product development efforts, with our lead drug candidate bevasiranib in Phase III trials and the recent launch of our breakthrough diagnostic imaging system, “said Phillip Frost, M.D., Chairman and CEO of OPKO. “This financing transaction shows our continued commitment and confidence in the success of OPKO and provides OPKO with additional financial resources to support its ongoing efforts to bring its rich pipeline of novel ophthalmic drugs and products to the market.”

The proceeds from the investment will be used to fund research and development efforts, including the ongoing Phase III trial for bevasiranib and for general working capital. Following this investment, members of the Frost Group will collectively be deemed to beneficially own in the aggregate approximately 62% of OPKO’s outstanding common stock.

Bevasiranib is a first-in-class small interfering RNA (siRNA) drug designed to silence the genes that produce vascular endothelial growth factor (VEGF), believed to be largely responsible for the vision loss of wet AMD. Bevasiranib is the first therapy based on the Nobel Prize-winning RNA interference (RNAi) technology to advance to Phase III clinical trials.

About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company. Its lead investigational drug, the pioneering gene silencing agent bevasiranib, has entered a pivotal Phase III trial after successfully completing Phase II trials for wet age-related macular degeneration and diabetic macular edema. OPKO is developing a preclinical pipeline of novel agents for ophthalmic diseases and we market diagnostic systems that complement our therapeutic products. For more information visit the company’s website at www.opko.com.

This press release contains "forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements about our product development efforts, and our ability to develop a preclinical pipeline of novel agents for ophthalmic diseases, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those factors described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that enrollment of patients for the Phase III clinical trial for bevasiranib, may not be successful, that the Phase III clinical trial itself may not be completed on a timely basis or at all, that any of our compounds under development, including bevasiranib, may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

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